EXHIBIT 99.1

Artelo Biosciences Regains Compliance with Nasdaq Listing Requirements

Nasdaq confirms Company has regained compliance with Listing Rules 5550(b)(1) and 5620(a)

SOLANA BEACH, Calif., April 7, 2026 (GLOBE NEWSWIRE) -- Artelo Biosciences, Inc. (Nasdaq: ARTL), a clinical‑stage pharmaceutical company focused on modulating lipid‑signaling pathways to develop treatments for people living with cancer, pain, dermatological, or neurological conditions, today announced that it has received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with Nasdaq Listing Rule 5550(b)(1), the “Equity Rule,” and Listing Rule 5620(a), the “Annual Shareholders Meeting Rule.”

Nasdaq further confirmed that, based on the Company’s Form 8-K filed January 30, 2026, the Company held its reconvened annual meeting on that date and, based on the Company’s Form 8-K filed March 30, 2026, the Company regained compliance with the Equity Rule. In accordance with Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a mandatory panel monitor for a period of one year from the date of the letter.

“We are pleased to have regained compliance with Nasdaq’s continued listing requirements,” said Gregory D. Gorgas, President and Chief Executive Officer of Artelo Biosciences. “With this matter behind us, we remain focused on disciplined execution across our portfolio, including progressing potential partnership negotiations with ART27.13 boosted by the encouraging Phase 2 CAReS interim data suggesting its potential for mitigating or reversing the effects of cancer anorexia-cachexia syndrome.”

ART27.13 is also under investigation in an externally funded Phase 2 study as an orally administered agent for the treatment of glaucoma. Artelo’s second clinical stage investigational drug and the first product candidate derived from our FABP5 inhibitor platform, ART26.12 is advancing as a non-opioid and non-scheduled drug for the treatment of neuropathic pain.

“As we continue to advance our pipeline with a focus on high-value indications and capital-efficient development, we believe Artelo is well-positioned to unlock meaningful long-term value for shareholders,” added Gorgas

About Artelo Biosciences

Artelo Biosciences, Inc. is a clinical-stage pharmaceutical company dedicated to the development and commercialization of proprietary therapeutics that modulate lipid-signaling pathways, with a diversified pipeline addressing significant unmet needs in anorexia, cancer, anxiety, dermatologic conditions, pain, inflammation, and diseases of the eye. Led by an experienced executive team collaborating with world-class researchers and technology partners, Artelo applies rigorous scientific, regulatory, and commercial, discipline to maximize stakeholder value. More information is available at www.artelobio.com and X: @ArteloBio.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's plans and expectations. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied by such statements, including market and other conditions. All statements that are not historical facts are forward-looking statements, including but not limited to, statements regarding: the use of proceeds from the offering and the potential exercise of the warrants. For a discussion of risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. The Company undertakes no obligation to publicly update any forward-looking statement, except as required by applicable securities laws.

Investor Relations Contact:

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